EXHIBIT 21

Subsidiaries

Subsidiaries (1)	Percentage Owned	State or Other Jurisdiction of Incorporation
Ameriana Bank and Trust, SB (2)	100%	United States
Ameriana Insurance Agency, Inc. (3)	100	Indiana
Ameriana Financial Services, Inc. (3)	100	Indiana
Ameriana Investment Management, Inc (3)	100	Delaware
Family Financial Life Insurance Company (4)	14	Louisiana
Indiana Title Insurance Company, LLC (5)	21	Indiana
Midwest Corporate Tax Credit Fund	6	Indiana

(1)	Operations of the Company’s wholly-owned direct subsidiary, Ameriana Bank and Trust, SB and Ameriana Bank and Trust, SB’s wholly-owned subsidiaries, Ameriana Insurance Agency, Inc, Ameriana Financial Services, Inc., and Ameriana Investment Management, Inc. are included in the Company’s consolidated financial statements included in the Annual Report on Form 10-K.
(2)	First-tier subsidiary of the Company.
(3)	Second-tier subsidiary of the Company 100% owned by Ameriana Bank and Trust, SB, a first-tier subsidiary of the Company.
(4)	Third-tier subsidiary of the Company 1/7th owned through stock investment and less than 1/7th owned through partnership interests of Ameriana Financial Services, Inc., a second-tier subsidiary of the Company 100% owned by Ameriana Bank and Trust, SB, a first-tier subsidiary of the Company.
(5)	Third-tier subsidiary of the Company owned through investment of Ameriana Financial Services, Inc. a second-tier subsidiary of the Company 100% owned by Ameriana Bank and Trust, SB, a first-tier subsidiary of the Company.